Exhibit 10.1

SUPPLEMENT AGREEMENT

This supplement agreement is made on this 11th day of February, 2020.

BETWEEN

1.	INTEGRATED MEDIA TECHNOLOGY LIMITED, a company incorporated in Australia and having its registered office at Level 7, 420 King William Street, Adelaide, 5000 Australia (the "Company"); and
2.	CIMB LIMITED, a company incorporated in Hong Kong and having its principal place of business at Suite 1814, 18/F, Fo Tan Industrial Center, 26-28 An Pui Wan Street, NT, Hong Kong ("Purchaser") on the following terms and conditions.

WHEREAS

(a)	The Parties above have entered into a Convertible Note Purchase Agreement dated January 20, 2020 ("Agreement") wherein the Purchaser agreed to purchase from the Company a 10% convertible promissory note in the principal amount of HK$14,000,000 or about US$1,799,486 ("Investment") in the form and pursuant to the terms in the Agreement.
(b)	The Parties wishes to amend the terms of the Agreement to (i) set the floor price to any adjustment to the Conversion Price and (ii) to set conditions on the conversion such that the Purchaser shall not beneficially own 20% or more of the Ordinary Shares in the Company as set out in the terms and conditions of this supplement agreement.

NOW IT IS HEREBY AGREED as follows:

TERMS AND CONDITIONS
1.	Terms defined in the Agreement shall have the same meaning and construction when used in this agreement, except to the extent that the context requires otherwise.
2.	The Parties agree that Clause 5(g) of the Agreement shall be replaced entirely by the following:
"(g)	Future Securities Sales. For a period of 12 months after the Effective Date, if the Company sells Ordinary Shares at a price per share below the Conversion Price, the Conversion Price will adjust accordingly downward to the higher of the new lower sales price and US$1.50, subject to any regulatory or mandatory shareholder approval."
3.	The Parties agree that a new Clause 1.1 shall be added to the Convertible Promissory Note in Exhibit A by the following:
"(1.1)	Conversion Limitations.
Notwithstanding anything contained herein to the contrary, the Purchaser shall not be entitled to convert pursuant to the terms of this Convertible Promissory Note an amount that would be convertible into that number of conversion shares which in the aggregate would exceed 19.99% of the issued and outstanding Ordinary Shares as of the date of the Agreement (subject to adjustment for forward and reverse stock splits, recapitalizations and the like). For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder."

4.	All other terms and conditions in the Agreement remain unchanged.
5.	This agreement shall be governed by and construed in accordance with the laws of South Australia.

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

SIGNED by	)
for and on behalf of	)
INTEGRATED MEDIA TECHNOLOGY LIMITED	)	/s/ Con Unerkov
)
)

SIGNED by	)
for and on behalf of	)
CIMB LIMITED	)	/s/ Kwok Yuen Wei
)
)